Exhibit 99.1

Hillenbrand Elects Dennis W. Pullin to Board of Directors

BATESVILLE, Ind., May 11, 2021 - /PRNewswire/ - Hillenbrand, Inc. (the “Company”) (NYSE: HI) announced today that Dennis W. Pullin, President and CEO of Virtua Health, a $2 billion non-profit integrated health system, has been elected to the Company’s Board of Directors.

“We are pleased to welcome to the Board Dennis Pullin, who brings with him an impressive background,” said Joe Loughrey, Hillenbrand Chairperson. “Having served in executive leadership roles within our country’s healthcare system for over 30 years, including his current position as CEO, responsible for 14,000 employees, Dennis’ capabilities span operations, strategy, M&A and digital transformation, governance and regulation. He is deeply engaged in the community and a champion of diversity, equity and inclusion efforts. We are excited about the energy and perspective he will bring to the Board and look forward to his many contributions.”

Dennis W. Pullin

Mr. Pullin is a Fellow of the American College of Healthcare Executives and serves on the New Jersey Hospital Association Board of Trustees and the Chamber of Commerce Southern New Jersey Board of Directors. Mr. Pullin received his Bachelor’s degree at Texas Lutheran University and earned a Master of Science degree at Texas A&M University.

Prior to joining Virtua Health, Mr. Pullin was President of MedStar Harbor Hospital and Senior Vice President of MedStar Health in the Washington, D.C. area. Modern Healthcare recognized Mr. Pullin as one of the nation’s Top 25 Minority Executives in Healthcare in 2018 and 2020.

“The Board is committed to refreshment and ensuring our composition aligns with our strategic priorities and reflects the right balance of skills, experience and perspectives,” said Mr. Loughrey. “During the evaluation process, it was evident that Dennis not only shares, but can accelerate Hillenbrand’s innovation and customer focus, and its ongoing commitment to diversity, equity and inclusion.”

“It is an honor to be joining the Board at such a pivotal time in Hillenbrand’s journey to becoming a world-class industrial company,” said Pullin. “I am excited to use my background and experience to help execute the Company’s growth strategy, and look forward to playing a role in the ongoing business transformation.”

Mr. Pullin will serve on the Board’s Compensation and Management Development and Nominating/Corporate Governance Committees.

About Hillenbrand

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with businesses that serve a wide variety of industries around the world. We pursue profitable growth and robust cash generation to drive increased value for our shareholders. Hillenbrand's portfolio includes industrial businesses such as Coperion, Milacron Injection Molding & Extrusion, and Mold-Masters, in addition to Batesville, a recognized leader in the death care industry in North America. Hillenbrand is publicly traded on the NYSE under “HI.”

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